Item 26(r)(ix)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Jason Orlandi, Director, General Counsel, Senior Vice President, and Secretary of Transamerica Life Insurance Company, an Iowa corporation, do hereby appoint KAREN J. EPP, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary or appropriate in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, may do or cause to be done by virtue hereof.

Separate Account Name	Product Name	SEC 1940 File Number
Transamerica Corporate Separate Account Sixteen	Advantage X	811-21440

IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of March, 2015.

             _/s/ Jason Orlandi___________________________
            Jason Orlandi
Director, General Counsel, Senior Vice President,
and Secretary